Exhibit 10.1

December 11, 2020

STRICTLY CONFIDENTIAL

Robert P. Vogels

Golden Minerals Company

350 Indiana Street, Suite 650

Golden, Colorado 80401

Dear Mr. Vogels:

This letter (the “Amendment”) constitutes an agreement between Golden Minerals Company (the “Company”) and H.C. Wainwright & Co., LLC (now known only as “H.C. Wainwright & Co., LLC”) (the “Manager”) to amend the At The Market Offering Agreement, dated as of December 20, 2016, as amended on September 29, 2017 and November 23, 2018, between the Company and the Manager (the “ATM Agreement”), as follows:

1.	The defined term “Business Day” in the ATM Agreement is amended and restated as follows:

““Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York City; provided, however, for purposes of clarity, banking institutions or trust companies shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of banking institutions in New York City generally are open for use by customers on such day.”

2.	The defined term “Registration Statement” in the ATM Agreement is amended and restated as follows:

““Registration Statement” shall mean, collectively, (i) for the period from December 20, 2016 until September 29, 2017, the shelf registration statement (File Number 333-199026) on Form S-3 that was initially declared effective on November 5, 2014, (ii) for the period from September 29, 2017 until October 13, 2020, the shelf registration statement (File Number 333-220461) on Form S-3 that was initially declared effective on September 28, 2017, and (iii) for the period from October 14, 2020 and thereafter, the shelf registration statement (File Number 333-249218) on Form S-3 that was initially declared effective on October 14, 2020, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.”

3.	The first sentence of Section 2 of the ATM Agreement is hereby amended and restated as follows:

“The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time during the term of this Agreement and on the terms set forth herein, up to the Maximum Amount (as defined below), which is equal to the lesser of such number of shares (the “Shares”) of the Company’s common stock, $0.01 par value (“Common Stock”), that (a) equals the number or dollar amount of shares of Common Stock registered on the Registration Statement pursuant to which the offering is being made, (b) equals the number of authorized but unissued shares of Common Stock (less the number of shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), or (c) would cause the Company or the offering of the Shares to not satisfy the eligibility and transaction requirements for use of Form S-3, including, if applicable, General Instruction I.B.6 of Registration Statement on Form S-3 (the lesser of (a), (b) and (c), the “Maximum Amount”).”

4.	A new Section 2(b)(ix) of the ATM Agreement is hereby inserted as follows:

“If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution” and the record date for the determination of stockholders entitled to receive the Distribution, the “Record Date”), the Company hereby covenants and agrees that, in connection with any sales of Shares pursuant to a Sales Notice on the Record Date, the Company shall issue and deliver such Shares to the Manager on the Record Date and the Record Date shall be the Settlement Date and the Company shall cover any additional costs of the Manager in connection with the delivery of Shares on the Record Date.”

5.	Section 8(c) of the ATM Agreement is hereby amended and restated as follows:

“This Agreement shall remain in full force and effect until the date that this Agreement is terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties, provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 5, 6, 7, 8, 9, 10, 12 and 14 shall remain in full force and effect.”

6.	Section 13 of the ATM Agreement is hereby amended and restated as follows:

“Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof. Notwithstanding anything herein to the contrary, the letter agreement, dated July 19, 2020, by and between the Company and the Manager shall continue to be effective and the terms therein shall continue to survive and be enforceable by the Manager in accordance with its terms, provided that, in the event of a conflict between the terms of the letter agreement and this Agreement, the terms of this Agreement shall prevail.”

7.	The Company and the Manager hereby agree that the date of this Amendment shall be a Representation Date under the ATM Agreement, the Company shall deliver the deliverables required by Sections 4(k), 4(l) and 4(m) of the ATM Agreement on the date hereof, and the Company shall file a Prospectus Supplement with the Commission on the date hereof.

8.	In connection with this Amendment, the Company shall reimburse Manager for the fees and expenses of Manager’s counsel in an amount not to exceed $25,000, which shall be paid on the date hereof.

Except as expressly set forth above, all of the terms and conditions of the ATM Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

This Amendment may be executed in two or more counterparts and electronic transmission of “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by the Manager and the Company, please sign in the space provided below, whereupon this Amendment shall constitute a binding amendment to the ATM Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name: Edward D. Silvera
Title: Chief Operating Officer

Accepted and Agreed:

GOLDEN MINERALS COMPANY

By:	/s/ Robert P. Vogels
Name: Robert P. Vogels
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AUMN AMENDMENT TO ATM AGREEMENT]

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